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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Belmont Bancorp. of our report dated February 20, 2003 on the Consolidated Balance Sheets of Belmont Bancorp. as of December 31, 2002 and 2001 and the Consolidated Statements of Income, Consolidated Statements of Changes in Shareholders' Equity, and Consolidated Statements of Cash Flows for each of the years in the three year period ended December 31, 2002; which report is included in Belmont Bancorp.'s 2002 Annual Report on Form 10-K. We also consent to reference to our firm under the heading "Experts" in the prospectus, which is part of this registration statement.

                                        /s/ Crowe Chizek and Company LLC
                                        Crowe Chizek and Company LLC

Columbus, Ohio
June 26, 2003